Exhibit 99.1

OAO Technology Solutions Announces Approval of a Cash Tender Offer for

All Outstanding Shares of its Common Stock

GREENBELT, MD—November 5, 2003—OAO Technology Solutions® (NASDAQ—OAOT) (“OAOT” or the “Company”) announced today that at a special meeting of the Board of Directors held on November 5, 2003, the full Board of Directors resolved, following the unanimous recommendation of a special committee of independent directors, to approve a cash tender offer for all of the outstanding shares of OAOT’s common stock, at a per share price of $3.15, pursuant to an Agreement and Plan of Merger, dated as of November 5, 2003 (the “Merger Agreement”), between OAOT, Terrapin Partners Holding Company, LLC, Terrapin Partners Subsidiary, LLC (“TP Sub”) and TP Merger Sub, Inc., a wholly owned subsidiary of TP Sub (collectively, “Terrapin Partners”). Following completion of the tender offer, each non-tendering stockholder shall be entitled to receive the same consideration paid in the tender offer in the subsequent merger. Although the tender offer will be made to all holders of OAOT’s common stock, Terrapin Partners and its affiliates will not tender any shares in the tender offer. Terrapin Partners is the beneficial owner of approximately 51% of OAOT’s outstanding common stock.

If completed, the tender offer will be followed by a second-step merger in which the remaining holders of OAOT’s common stock (other than Terrapin Partners and its affiliates) will be entitled to receive the same consideration as is paid in the tender offer. If, after the tender offer is completed, Terrapin Partners directly or indirectly holds at least 90% of the outstanding shares of common stock, a short-form merger of TP Merger Sub into OAOT will be promptly effected. If, on the other hand, Terrapin Partners directly or indirectly holds less than 90% of the outstanding shares of common stock after completion of the tender offer, a long-form merger of TP Merger Sub into OAOT will be effected, which would be approved by Terrapin Partners pursuant to an action by written consent in lieu of a meeting of stockholders.

OAOT intends to commence the tender offer as soon as practicable. The tender offer is subject to customary conditions, including, without limitation, a nonwaivable condition that at least a majority of the shares held by the unaffiliated stockholders of OAOT are tendered in the tender offer and the availability of financing. OAOT intends to use both cash on hand and third-party financing to fund purchases of shares in the tender offer and the second-step merger.

Upon completion of the tender offer and second-step merger, OAOT will de-register its common stock with the SEC, de-list its shares from the Nasdaq National Market and become a privately held company owned by Terrapin Partners and its affiliates.

Raymond James & Associates, Inc. has acted as financial adviser to the special committee of the Board of Directors in connection with the contemplated transactions, and Houlihan Lokey Howard and Zukin Financial Advisors, Inc. has acted as financial adviser to the full Board of Directors.

Following the public announcement on August 12, 2003 that OAOT had formed a special committee of independent directors to evaluate the possibility of a going private transaction at a price of $2.75 per share, Terrapin Partners and OAOT and its directors were named as defendants in four putative class action lawsuits filed in the Court of Chancery of the State of

Delaware seeking injunctive relief to prohibit the transaction or, if the transaction were consummated, rescission of the transaction and damages. The lawsuits were subsequently consolidated. On November 4, 2003, in light of the Company’s increase in the tender offer price to $3.15 per share following extensive negotiations with the special committee and discussions with plaintiffs’ counsel, plaintiffs and defendants entered into an agreement in principle to settle the litigation, without the defendants admitting any wrongdoing or liability whatsoever, that provides for, among other things, dismissal of the lawsuits and plaintiffs’ claims with prejudice and the payment by OAOT of plaintiffs’ counsel’s legal fees and expenses.

About OAO Technology Solutions, Inc.

OAOT operates across two lines of business: Managed IT and Healthcare IT Solutions. As a partner to global outsourcers and major corporations, OAOT delivers managed IT solutions to commercial clients and government agencies worldwide. The Company’s key offerings include: application management, IT infrastructure support, professional staffing services and healthcare IT solutions. Headquartered in Greenbelt, Maryland, the Company’s 2,500 employees work in over 200 locations throughout the world. For more information visit our website at www.oaot.com. Please direct media inquiries to Deborah Starke at 301-486-2383 or email your request to media@oaot.com, and please direct investor inquiries to Maisha Hoye at 301-486-2388 or email your request to ir@oaot.com.

SAFE HARBOR STATEMENT: This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company’s current beliefs and expectations as to its future performance. Future events and the Company’s actual results may differ materially from the results reflected in these forward-looking statements. Factors that might cause such a difference include, but are not limited to: dependence on key strategic and end-user customers, the ability to establish new customer relationships, risks associated with fixed-price contracts, the ability to sustain and manage growth, lower than expected revenue growth and pricing pressure from strategic and other customers, inability to achieve marketing and sales goals and other business development initiatives including the ability to sell new healthcare software licenses, difficulties of investments in infrastructure, potential changes in the prevailing technology away from outsourcing IT applications, the ability to successfully develop new products that will enable the Company to remain competitive in the healthcare IT market, the ability to make necessary enhancements or developments to the Company’s existing software products, possible deferral of revenue, profit and cash flow from any increase in per-member, per month and/or percentage-of-completion basis software sales in relation to total software sales, inability to successfully install healthcare software on a timely or profitable basis, competition in the industry, general economic conditions and level of information technology service spending, the possibility that strategic or other customers could not renew or invoke termination clauses contained in the Company’s contracts, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the service requirements of its clients, the ability to successfully integrate recent acquisitions, the potential liability with respect to actions taken by its employees, ability to control and reduce costs of the business, risks associated with international sales including exposure to fluctuations between the U.S. dollar and other foreign currencies and other risks described herein and in the Company’s other Securities and Exchange Commission filings. The Company undertakes no duty to publicly update any

“forward-looking statements”, whether as a result of new information, future events or otherwise.

THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OF OAOT. OAOT INTENDS TO FILE AN OFFER TO PURCHASE AND A LETTER OF TRANSMITTAL WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) RELATING TO ITS OFFER TO PURCHASE ALL OUTSTANDING SHARES OF ITS COMMON STOCK. BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER, ALL STOCKHOLDERS OF OAOT ARE STRONGLY ADVISED TO READ THE OFFER TO PURCHASE AND LETTER OF TRANSMITTAL WHEN THESE DOCUMENTS BECOME AVAILABLE AND THE RELATED SOLICITATION/RECOMMENDATION STATEMENT THAT OAOT IS REQUIRED TO FILE WITH THE SEC BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION RELATING TO THE OFFER. THESE DOCUMENTS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV.

Copyright © 2003 by OAO Technology Solutions, Inc.® All rights reserved.

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